EXHIBIT 23.1

Schwartz Levitsky Feldman LLP

CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO • MONTREAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

HQ Sustainable Maritime Industries, Inc. and Subsidiaries

We consent to the incorporation by reference in this Registration Statement of HQ Sustainable Maritime Industries, Inc. and Subsidiaries on Form S-3 of our reports dated March 2, 2009, relating to the consolidated financial statements as of and for the year ended December 31, 2008, and the effectiveness of HQ Sustainable Maritime Industries, Inc.’s internal control over financial reporting, included in the Form 10-K for the year ended December 31, 2008, as amended, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Schwartz Levitsky Feldman LLP	Chartered Accountants
Toronto, Ontario, Canada	Licensed Public Accountants
October 27, 2009